Exhibit 3.3

                              AMENDMENT TO BYLAWS

         On September 23, 1999, the Board of Directors amended the Company's Bylaws to change the name of the Company in the Bylaws from Intercardia, Inc. to Incara Pharmaceuticals Corporation.